Exhibit 10.38

II-VI INCORPORATED

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Summary of Award (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Recipient, as specified in the applicable Summary of Award, who is a director, employee or consultant of II-VI or one of its subsidiaries (the “Recipient”).

Reference is made to the Summary of Award (the “Summary of Award”) issued to the Recipient with respect to the applicable Award, which may be found on the MorganStanley SmithBarney Benefit Access System at www.benefitaccess.com (or any successor system selected by II-VI) (the “Benefit Access System”). Reference further is made to the Summary Plan Description relating to the Plan (as defined below) which also may be found on the Benefit Access System.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the II-VI 2012 Omnibus Incentive Plan (as amended from time to time, the “Plan”), a copy of which can be found on the Benefit Access System, and/or the applicable Summary of Award. Terms of the Plan and the Summary of Award are incorporated herein by this reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan and is intended to be a Qualified Performance-Based Award within the meaning of Section 2.28 of the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and II-VI agree as follows:

1.       Performance Share Award. II-VI hereby grants to Recipient an Award of Performance Shares under the Plan, as specified in the Summary of Award, to be earned based upon achievement of the Performance Objectives in accordance with Section 2 below (this “Award”). For the purposes of this Award: (1) “Performance Share” shall mean a bookkeeping entry that records the equivalent of one (1) share of II-VI Common Stock, no par value (“II-VI Common Stock”), granted pursuant to this Agreement and that is payable solely in shares of II-VI Common Stock; (2) “Performance Period” shall mean the period of July 1, 2014 through and including June 30, 2017; (3) “Target Award” shall mean the Target Award set forth in the Summary of Award; and (4) “Maximum Award” means the maximum number of Performance Shares allowable under this Agreement as set forth in the Summary of Award representing 200% of the Target Award.

2.        Determination of Shares Earned. Subject to Sections 5 and 6 below, II-VI shall deliver to Recipient one (1) share of II-VI Common Stock for each whole Performance Share that is earned in accordance with the following schedule.

Performance Shares Earned as a Percentage of Target Award
If cumulative Total Shareholder Return (TSR) is greater than 40 percentage points below Market 50th Percentile and/or if there is an absolute negative cumulative Total Shareholder Return on II-VI Stock.	0.00%
If cumulative Total Shareholder Return (TSR) is 40 percentage points below Market 50th Percentile and there is an absolute positive cumulative Total Shareholder Return on II-VI Stock.	50.00% (Threshold)

If cumulative Total Shareholder Return (TSR) is fewer than 40 percentage points below Market 50th Percentile and cumulative Total Shareholder Return (TSR) is less than Market 50th Percentile and there is an absolute positive cumulative Total Shareholder Return on II-VI Stock.

Subtract 1.25% from 100.00% for each 1% below Market 50th Percentile
If cumulative Total Shareholder Return (TSR) equals Market 50th Percentile and there is an absolute positive cumulative Total Shareholder Return on II-VI Stock.	100.00%

If cumulative Total Shareholder Return (TSR) is greater than Market 50th Percentile and cumulative Total Shareholder Return (TSR) is less than 40 percentage points above Market 50th Percentile and there is an absolute positive cumulative Total Shareholder Return (TSR) on II-VI Stock.

Add 2.50% to 100.00% for each 1% above Market 50th Percentile

If cumulative Total Shareholder Return (TSR) is greater than 40 percentage points above Market 50th Percentile and there is an absolute positive cumulative Total Shareholder Return (TSR) on II-VI Stock.

200.00% (Maximum Award)

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Definitions:

Market is the Russell 2000 as published on July 1, 2014. If a listing is removed from the Russell 2000 during the Performance Period, it will not be replaced, nor will any listing be added for any other reason. The Russell 2000 shall be a closed group for purposes of this Program.

Cumulative Total Shareholder Return (TSR) shall be based on the 30-day average closing stock price prior to July 1, 2014 ($14.06) and the 30-day average closing stock price prior to July 1, 2017.

Cumulative Total Shareholder Return shall be calculated as follows: ((Ending Stock Price minus Beginning Stock Price ($14.06) plus dividends) divided by Beginning Stock Price ($14.06)

Only whole shares of II-VI Common Stock shall be earned in accordance with this Section 2. For the avoidance of doubt, earning 66.67% of a Target Award of 100 Shares would result in delivery of 66 shares of II-VI Common Stock.

3.       Delivery of Shares. Unless Recipient has elected to defer receipt of the Performance Shares in accordance with Section 4, and except as otherwise provided in Section 2, II-VI shall cause a stock certificate representing shares of II-VI Common Stock equal to the number of Performance Shares earned and determined under Section 2 to be issued to Recipient no later than the seventy-fifth (75th) calendar day following the end of the Performance Period.

4.       Deferral. A U. S. Recipient may elect in writing on or before the date that is twelve (12) months prior to the end of the Performance Period, or such earlier date as may be designated by II-VI (the “Latest Deferral Date”) in order to satisfy the deferral election requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to defer the issuance of all or part of the Performance Shares earned. Any such election shall: (1) specify the date of issuance for the earned Performance Shares, which shall not be earlier than the fifth (5th) anniversary of the original payment date or such other minimum deferral period as may be designated by II-VI in order to satisfy the deferral election requirements of Section 409A of the Code; and (2) comply with all other applicable deferral election requirements of Section 409A of the Code.

5.       Limitation of Rights; Dividend Equivalents. Recipient (i) shall not have any right to transfer any rights under the Performance Shares except as permitted by Section 8 below, (ii) shall not have any rights of ownership of the shares of II-VI’s Common Stock subject to the Performance Shares before the issuance of such shares, and (iii) shall not have any right to vote such shares. Recipient, however, shall receive a cash payment equal to the cash dividends paid on shares underlying Performance Shares if and when cash dividends are paid to shareholders of II-VI (but in no event later than March 15th of the calendar year following the calendar year in which such cash dividends are paid).

6.       Termination of Employment. Except as provided in Section 7 below, if Recipient’s employment with or service to the Company (as defined in Section 16 below) terminates before the end of the Performance Period, this Performance Share Award shall be forfeited on the date of such termination.

7.       Prorating in Certain Circumstances. If Recipient’s employment with or service to the Company terminates during the Performance Period due to Recipient’s (i) early, normal or late retirement as those terms are defined in II-VI’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Code, Recipient shall be entitled to a prorated portion of the Performance Shares to the extent earned pursuant to Section 2 above, determined at the end of the Performance Period and based on the ratio of the number of complete months Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payments due on Recipient’s death shall be paid to the Recipient’s estate as soon as administratively practicable after the end of the Performance Period.

8.       Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Shares in violation of this Section or the Plan shall render the Award null and void.

9.       Change in Control. All Performance Shares shall be awarded at the targeted payout amount contemporaneously with a Change in Control.

10.     Adjustments. The number of shares covered by the Performance Shares and, if applicable, the kind of shares covered by the Performance Shares, shall be adjusted to reflect any stock dividend, stock split, or combination of the shares of II-VI’s Common Stock. In addition, the Committee may make or provide for such adjustment in the Performance Shares as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of II-VI’s Common Stock, recapitalization or other change in the capital structure of II-VI, (b) any Change in Control, merger, consolidation, spin−off, spin−out, split−off, split−up, reorganization, partial or

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complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Performance Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Performance Shares so replaced.

11.     Fractional Shares. II-VI shall not be required to issue any fractional shares pursuant to the Award, and II-VI shall round fractions down.

12.     Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which II-VI is required to withhold at any time with respect to the Performance Shares and any cash dividend equivalents paid thereon. II-VI shall have the right to withhold from payments made to the Recipient pursuant to this Award, or to withhold from other compensation payable to Recipient all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which II-VI is required to withhold at any time with respect to the Performance Shares. Performance Shares tendered as payment of required withholding shall be valued at the closing price per share of II-VI’s Common Stock on or near the date such withholding obligation arises.

13.     Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

14.     No Continued Rights. The granting of the Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or the Company, nor shall it interfere in any way with any right that the Company would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time.

15.     Rights Unsecured. II-VI shall remain the owner of all Performance Shares deferred by Recipient pursuant to Section 4 and Recipient shall have only II-VI’s unfunded, unsecured promise to pay pursuant to the terms of this Agreement. The rights of Recipient hereunder shall be that of an unsecured general creditor of II-VI and Recipient shall not have any security interest in any assets of II-VI.

16.     Non-Competition; Non-Solicitation; Confidentiality.

(a) While the Recipient is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Restricted Period”), the Recipient will not directly or indirectly:

(i) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or planned to be developed, manufactured, marketed or sold, by the Company while the Recipient was employed by the Company, within the United States of America, and/or any other country within which the Company has customers or prospective customers as of the date of such termination or cessation.

(ii) (A) Solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by the Company, (1) any customers of the Company, (2) any prospective customers from whom the Company has solicited business within the twelve (12) months prior to the Recipient’s termination or cessation of employment, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by the Company who have become known to Recipient as a result of his/her employment with the Company, or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of the Company to cease or restrict doing business with the Company, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and the Company.

(iii) Either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee of the Company to leave the employ of the Company, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Recipient to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Recipient’s employment with the Company; provided, that this clause (C) shall not apply to any individual whose employment with the Company has been terminated for a period of one year or longer.

(b) The Recipient and the Company agree that certain materials, including, but not limited to, information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and

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financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon termination of employment with the Company for any reason, the Recipient will immediately return to the Company all Company property including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

“Company” shall mean II-VI and/or any Subsidiary of II-VI that the Recipient is employed by or may become employed by or provide services to during the Recipient’s employment by II-VI or any such Subsidiary. The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 16 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 16 will not exceed the one (1) year period set forth above.

17.     Remedies; Violation Clawback.

(a) II-VI and Recipient acknowledge and agree that that any violation by Recipient of any of the restrictive covenants contained in Section 16 would cause immediate, material and irreparable harm to Company which may not adequately be compensated by money damages and, therefore, II-VI and the Company shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 17(b) below, and the right to require Recipient to account for and pay over to II-VI or the Company all benefits derived or received by Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI or the Company, as the case may be.

(b) In the event that the Recipient violates or breaches any of the covenants set forth in Section 16 of this Agreement, the Performance Shares (whether vested or unvested) and the right to receive shares of II-VI Common Stock for such Performance Shares shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient, to the extent that any such shares of II-VI Common Stock were received with respect to such Performance Shares (i) return and transfer to II-VI any such shares directly or beneficially owned by the Recipient, and (ii) to the extent that the Recipient sold or transferred any such Shares, disgorge and/or repay to II-VI any profits or other economic value (as determined by II-VI) made or realized by the Recipient with respect to such shares, including but not limited to the value of any gift thereof.

(c) The Recipient further agrees, as a condition to acceptance of these Performance Shares, that these Performance Shares may be subject to the provisions of any other forfeiture or clawback policy that may be adopted by II-VI in the future.

18.     Recipient Acknowledgments. Recipient acknowledges and agrees that (i) as a result of Recipient’s previous, current and future employment with the Company, Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of the Company, (ii) the Company and its affiliates and subsidiaries are engaged in a highly competitive business and that the Company conducts such business Worldwide, (iii) this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Recipient’s employment for any period of time and does not change the at-will nature of the Recipient’s employment, except as set forth in a separate written employment agreement between the Company and the Recipient, (iv) that the restrictive covenants set forth under Section 16 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of the Company, (v) that the remedy, forfeiture and payment provisions contained in Section 17 are reasonable and necessary to protect the legitimate interests of II-VI and the Company, (vi) that acceptance of these Performance Shares and agreement to be bound by the provisions hereof is not a condition of Recipient’s employment, and (vii) Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 16 hereof.

19.     Severability; Waiver. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions,

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covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI or the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI or the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

20.     Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the Benefit Access System in accordance with the procedures established by II-VI for such notice. Otherwise, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to Recipient at his most recent home address on record with II-VI or the Company. Notices are effective upon receipt.

21.     Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Recipient and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court, provided, however, that, notwithstanding anything to the contrary set forth above, II-VI or the Company may file an action to enforce the covenants contained in Section 16 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including but not limited to where the Recipient resides or where the Recipient was employed by II-VI or the Company. Recipient and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. The Company shall be a third-party beneficiary of this Agreement.

22.     Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them regarding the subject matter hereof with respect to the Award, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the Award which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Recipient.

23.     Captions. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

24.     Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

25.     Section 409A of the Code. This Agreement and the Award are intended to satisfy all applicable requirements of Section 409A of the Code or an exception thereto and shall be construed accordingly. II-VI in its discretion impose conditions on the timing and effectiveness of any exercise by Recipient, or take any other action it deems necessary to comply with the requirements of Section 409A or an exception thereto, including amending the terms of the Award and this Agreement, without Recipient’s consent, in any manner it deems necessary to cause the Award and this Agreement to comply with the applicable requirements of Section 409A or an exception thereto. Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

26.     Assignment. Recipient’s rights and obligations under this Agreement shall not be transferable by Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Recipient shall be void. Recipient’s rights and obligations under this Agreement shall not be transferable by Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Recipient shall be void. II-VI and the Company may assign/delegate all or any portion of

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this Agreement and its respective rights hereunder whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to the Recipient and without providing any additional consent thereto.

27.     Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Performance Shares, the Recipient’s participation in the Plan, or future awards that may be granted to the Recipient under the Plan, by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and to Recipient’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including but not limited to the Benefit Access System. Likewise, II-VI may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

28.     Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Recipient pursuant to II-VI’s instructions to the Recipient (including through the Benefit Access System) shall constitute execution of this Agreement by the Recipient.

The Recipient agrees that his or her electronic acceptance of this Agreement via electronic means, including but not limited to via the Benefit Access System, shall constitute his or her signature, and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By:
Name:	David G. Wagner
Title:	Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the Benefit Access System

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